Exhibit 99.2

Dear ,

We want you to be among the first to know that the Federal Home Loan Bank of Des Moines is in exclusive discussions with the Federal Home Loan Bank of Seattle about a potential merger. For your reference, here is a link (LINK) to the related press release.

After careful and deliberate consideration, your Board of Directors, along with the FHLB Seattle Board, unanimously approved moving forward with the next step in this process, a detailed due diligence review.

If our review and analysis confirms our view that there would be long-term value derived from a combined Bank, it would require approval from our regulator as well as you, our member-owners, and the member-owners of FHLB Seattle.

We believe that the Des Moines and Seattle Banks share similar values, member characteristics and corporate cultures. Additionally, it is our early belief that the financial strength and geographic reach of this combined institution would better position us over the long-term to fulfill our mission and provide your institution with even more resources to help you and your community thrive.

The combined Bank would be the largest in the FHLBank System in terms of membership, providing funding solutions to more than 1,500 members in 13 states. Should the Banks elect to pursue a merger, the combined Bank is expected to be headquartered in Des Moines.

Please be assured that we have, and will continue to have, the best interests of your cooperative in mind as we continue our discussions regarding the potential merger.

If you have any questions, please do not hesitate to contact your Vice President-Member Solutions (name) at (phone) or (email).

Thank you for your support,

Richard Swanson	Dale Oberkfell
FHLB Des Moines President & CEO	FHLB Des Moines Board Chairman

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This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those with regard to discussions and activities relating to a potential merger between the Federal Home Loan Bank of Des Moines and the Federal Home Loan Bank of Seattle. These statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plan,” “could,” “should,” “would,” “may,” and “will,” or their negatives, or other variations on these terms. Forward-looking statements are subject to known and unknown risks and uncertainties, some of which may be material. Actual actions, transactions, and performance, including those relating to negotiations, due diligence, decisions, and cooperation regarding a potential merger, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, the continued desire of the parties to pursue a merger, the ability of the parties to agree on terms of and complete a transaction, the ability to realize the expected benefits and efficiencies of a merger, receipt of regulatory cooperation and approvals (including those of the FHFA), reactions from and receipt of applicable approvals by member institutions (and potential member institutions), general economic and financial market conditions, and other internal and external factors that may affect the ability to complete or the reasons for a merger. Additional factors are discussed in the Banks’ most recent annual reports on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. The Banks do not undertake to update any forward-looking statements made in this announcement.